    January 28, 2026
Mary Ann Betsch
At the address on file with Lazard
    Re: Leadership Transition
Dear Mary Ann:
This agreement (this “Transition Agreement”) confirms our understanding regarding the transition of your employment with Lazard, Inc. (along with its affiliates, the “Company”). Reference is made to your Amended and Restated Agreement Relating to Retention and Non-Competition and Other Covenants, dated as of August 23, 2023 (the “Retention Agreement”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Retention Agreement.
1.Service Through Transition Date. Your service as Chief Financial Officer of the Company will continue through January 31, 2026 (the “Transition Date”). In accordance with the Retention Agreement, effective as of the Transition Date, you shall be deemed to automatically resign as a director, member or officer of the Company and as a member of any committee of the Company or any board of directors, board of managers or special subcommittee thereof, and you agree to execute any and all documentation of such resignations upon request by the Company. From the date hereof until the Transition Date (the “Transition Period”), you will continue to (i) receive your base salary at its current rate, (ii) participate in the Company’s benefit plans and programs in accordance with their terms through the Separation Date and (iii) be eligible to vest in your outstanding equity-based awards of the Company (the “Equity-Based Awards”). During the Transition Period, the Company hereby agrees not to terminate your employment for any reason except for Cause. For the avoidance of doubt, as of the date of this agreement, the Company is not aware of any events that would constitute Cause.
2.Senior Advisor; Advisory Period.
a.Effective as of the Transition Date, you will no longer be deemed an executive officer of the Company, but you agree to continue full-time employment with the Company as Senior Advisor to the Chief Executive Officer of the Company (“Senior Advisor”) through June 30, 2026 or, if earlier, upon your death or Disability, upon your voluntary termination of employment after giving the Company thirty (30) days prior written notice of resignation (the “Notice Requirement”), or upon your termination by the Company for Cause (such date, the “Separation Date” and such period, the “Advisory Period”). For the avoidance of doubt, any reference to your employment duties for purposes of the Cause definition in the Retention Agreement will, during the Advisory Period, refer to your duties hereunder as Senior Advisor.

b.While serving as Senior Advisor, you will provide advice and such services as may reasonably be requested by the Chief Executive Officer of the Company (or his designee) from time to time. Such services may be provided remotely except as otherwise mutually agreed.
c.While serving as Senior Advisor, you will continue to (i) receive your base salary at its current rate, (ii) participate in the Company’s benefit plans and programs in accordance with their terms through the Separation Date and (iii) be eligible to vest in your outstanding Equity-Based Awards. You will not be eligible to participate in any annual bonus or other discretionary bonus program in respect of fiscal year 2026.
d.The Company agrees that you will be permitted to have discussions related to your future career and professional endeavors and such discussions including, without limitation, applying, interviewing for or accepting other employment (provided such other employment does not commence prior to the expiration of the Advisory Period, unless otherwise agreed), will not be deemed to violate any of the Continuing Obligations pursuant to Section 5 hereof. Notwithstanding the foregoing, nothing in this Section 2.d shall relieve you of your obligations to comply with the applicable policies of the Company, including with respect to outside activities, during the Transition Period and Advisory Period.
3.Payments upon Termination. Subject to your compliance with the Notice Requirement and provided your employment is not earlier terminated by the Company for Cause, the Company acknowledges and agrees that the termination of your employment as of the Separation Date will constitute (i) a Qualifying Termination prior to a Change in Control for purposes of the Retention Agreement, entitling you to the corresponding payments and benefits under the Retention Agreement, subject to and in accordance with the terms thereof (including, for the avoidance of doubt, execution and non-revocation of the release of claims contemplated by the Retention Agreement, which is attached as Exhibit A (the “Release”)), and (ii) a Termination of Employment by the Company other than for Cause (or such phrase of similar import) for purposes of your outstanding Equity-Based Awards, and for purposes of the payments in your Retention Award Letter Agreement dated February 2, 2024, which will be treated in accordance with the applicable terms thereof; provided, however, that you will not be eligible to receive a pro rata bonus payment in respect of 2026. For the avoidance of doubt, (i) the Average Bonus for purposes of the severance under the Retention Agreement will be based on the average annual bonus paid to you for 2024 and 2025, (ii) subject to your compliance with the Notice Requirement and provided your employment is not terminated by the Company for Cause, you will receive a full annual bonus for 2025 (which will be equal to the annual bonus paid to you for 2024 and paid in the form specified by Section 3(d)(ii) of the Retention Agreement no later than March 15, 2026), (iii) you will not be eligible to receive any bonus payment in respect of 2026, and (iv) the Benefit Continuation Period will commence on the Separation Date. A schedule of your outstanding Equity-Based Awards is attached as Exhibit B.
4.Tax Preparation Services. Subject to your compliance with the Notice Requirement, and provided your employment is not terminated by the Company for Cause, the Company agrees to provide tax preparation services for your 2025, 2026, 2027, and 2028 United States tax returns on the same terms as if you were an employee of the Company.

5.Continuing Obligations. You acknowledge and agree that, except as set forth below, you are, and will remain following the Separation Date, subject to the restrictive covenants set forth in the Retention Agreement (including Sections 4 through 8 thereof), and the Company acknowledges and agrees that these are the sole non-competition and non-solicitation covenants applicable to you and that each of the Noncompete Restriction Period and the No Hire Restriction Period will commence on the Transition Date. Notwithstanding the foregoing, subject to your compliance with the Notice Requirement, and provided your employment is not terminated by the Company for Cause, the Company agrees to waive the post-employment non-competition covenant set forth in Section 4 of the Retention Agreement, effective as of the Separation Date. You also acknowledge and agree that (i) you will be subject to the confidentiality provisions set forth in the Release, subject to and in accordance with the terms thereof, (ii) you will cooperate with the Company in accordance with, and subject to the terms of, the Release, and (iii) this Transition Agreement constitutes prior written notice, as of the date hereof, from the Company to you of termination for purposes of the Retention Agreement.
6.General Provisions; Entire Agreement. Sections 3(f) and 3(g), Sections 12 through 15, Sections 16(c) through 16(j) and Section 17 of your Retention Agreement are incorporated herein by reference, mutatis mutandis. This Transition Agreement, together with the Retention Agreement and the award agreements applicable to the Equity-Based Awards, constitutes the entire agreement of the parties related to the subject matter hereof.
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Very truly yours,
Lazard, Inc.
By:    /s/ Christian A. Weideman
Name:    Christian A. Weideman
Title:    General Counsel

ACCEPTED AND AGREED:
By:    /Mary Ann Betsch
Mary Ann Betsch
Date: January 29, 2026

[Signature page to Transition Agreement]

EXHIBIT A
[RELEASE]
A-1

EXHIBIT B
[OUTSTANDING EQUITY-BASED AWARDS]
B-1